Exhibit 10.5

PORTIONS OF THIS EXHIBIT MARKED BY AN (***) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Second Amended UltraDirect Services Schedule

THIS SECOND AMENDED ULTRADIRECT SERVICES SCHEDULE SUPERCEDES AND REPLACES THE ULTRADIRECT SERVICES SCHEDULE BETWEEN PEGASUS AND ORBITZ WORLDWIDE, LLC DATED AUGUST 8, 2007.

This Second Amended UltraDirect Services Schedule is attached to and a part of the Master Services Agreement with the Effective Date of August 8, 2007, by and between Pegasus Solutions, Inc. ("Pegasus") and Orbitz Worldwide, LLC ("Customer").

1. Definitions. All capitalized terms used in this Second Amended UltraDirect Services Schedule but not defined herein shall have the meanings set forth elsewhere in this Agreement. In addition, the following definitions shall apply for purposes of this First Amended UltraDirect Services Schedule:

(a) Second Amended UltraDirect Services Schedule Effective Date means July 1, 2012

(b) Available means that (i) the Reservation Function transmits Reservations Data materially in accordance with the terms of this First Amended UltraDirect Services Schedule; and (ii) the Reservation Function is accessible from the point at which the Pegasus data center local area network intersects with the wide area networks over which Reservations Data are transmitted to the Reservation Function pursuant to this First Amended UltraDirect Services Schedule. It is the intent of both parties to work toward valid responses from the central reservations systems represented. Pegasus' contribution will include the Best Practices Certification initiative for CRS's.

(c) Customer's System means an electronic system operated by or on behalf of Customer that displays and transmits Reservations Data.

(d) Downtime is the amount of time during which the Reservation Function is not Available, subject to the provisions of subparagraph 8(c) of this First Amended UltraDirect Services Schedule.

(e) Fees means those fees set forth in paragraphs 2, 3 and 4 of the UltraDirect Pricing
Schedule to this Agreement.

(f) Geo Search means functionality allowing an accessor of Customer's System to receive, in response to a query, a list of the lodging establishments whose information appears in the Hotel Content Database that satisfy the following criteria: (i) a location described as either a physical address or latitude and longitude; and (ii) a radial distance in miles or kilometers from such location.

(g) Hotel Content Database means a digital database created and maintained by or for Pegasus that contains lodging data and descriptive content (including text, image and rich media), and any updates thereto made available to Customer by Pegasus.

(h) Issue means a problem that causes a failure of, or degradation in, the operation of the
Reservation Function or the Hotel Content Database

(i) Look to Book Ratio means the ratio of (i) the sum of Single Property Availability Requests plus Multi-Property Availability Requests plus Rate Plan Information Requests with respect to a particular time period, to (ii) Total Reservations with respect to the same time period.

(j) Maintenance Window means the following hours, subject to change upon the agreement of Pegasus and Customer: (i) 10:00 p.m. to midnight, Mountain Standard Time (North America), on each Friday; and (ii) 9:00p.m. to midnight, Mountain Standard Time (North America), on each Saturday.

(k) Mapping means functionality allowing an accessor of Customer's System(s) to (i) request and view a map image, and (ii) make subsequent requests to (1) zoom in, (2) zoom out, (3) move up, (4) move down, (5) move right, or (6) move left while viewing the response to a map request.

(I) Monitoring Application means an automated monitoring application employed by Pegasus that generates test messages, causes such messages to be transmitted throughout the technology infrastructure used by Pegasus to deliver the Services and records the results of each transmission for later analysis.
(m) Multi-Property Availability Request means a single request message for rates and availability relating to two or more lodging properties that is transmitted through the UltraDirect Interface pursuant to this First Amended UltraDirect Services Schedule.

(n) Net Reservations means the number of reservations transmitted through the UltraDirect Interface during a particular time period, less the number of cancellations of reservations transmitted through the UltraDirect Interface during the same time period.

(o) Offensive Content means content that, is defamatory, obscene, pornographic, gratuitously violent or otherwise offensive.

(p) Onward Distributor means a party other than Pegasus, Customer or an Affiliate that operates an electronic system that displays and transmits Reservations Data which includes providers of metasearch or rate auditing functionality (also known as crawters) that have contractual relationships with Customer.

(q) Pegasus Rate Cache means a Pegasus database that temporarily stores rate and availability information previously processed by UltraSwitch on behalf of hotels and made available for use by third party distributors.

(s) Rate Plan Information Request means a single request message for detailed information regarding a specified rate and room type that is transmitted through the UltraDirect Interface pursuant to this First Amended UltraDirect Services Schedule.

(t) Reservations Data means reservation rate and availability information, and information relating to the making, changing and canceling of reservations.

(u) Reservation Function means Pegasus-provided functionality that is accessed by Customer through the UltraDirect Interface and that transmits Reservations Data between reservation systems used by lodging establishments and other systems.

(v) Scheduled Downtime means a period of time (i) during the Maintenance Window, (ii) during which the Reservation Function is not Available, and (iii) with respect to which Pegasus gives Customer notice in compliance with subparagraph 8(d) of this First Amended UltraDirect Services Schedule.

(w) CRS Scheduled Downtime means a period of time during which a particular CRS is not
Available, and with respect to which such CRS has given Pegasus advance notice.

(x) Single Property Availability Request means a single request message for rates and availability relating to one lodging property that is transmitted through the UltraDirect Interface pursuant to this UltraDirect Services Schedule.

(y) Total Reservations means the total number of reservation requests transmitted through the
UltraDirect Interface pursuant to this Second Amended UltraDirect Services Schedule.

(z) UltraDirect Interface means an interface between: (i) Customer's System and (ii) the Hotel
Content Database and the Pegasus system(s) performing the Reservation Function.

(aa) UltraDirect Services means the services described in paragraph 2 of this Second Amended UltraDirect Services Schedule.

2.    UltraDirect Services. Pegasus agrees to:

(a) provide Customer with specifications for Customer's use in creating and implementing the UltraDirect
Interface;

(b) grant Customer's System access to the Hotel Content Database and the Reservation Function through the UltraDirect Interface created, implemented and maintained by Customer in conformity with such specifications, for the purpose of permitting accessors of Customer's System to view data residing in the Hotel Content Database and to transmit and view Reservations Data;

(c) use commercially reasonable efforts to support Customer's implementation and maintenance of the
UltraDirect Interface; and

(d) permit Customer to retain a copy of the information obtained from the Hotel Content Database on Customer's System(s) provided Customer performs, on a daily basis, an update to Customer's System(s) of any information in the Hotel Content Database that has been modified since the last update was made available to Customer by Pegasus.

3.     Customer's Duties.

(a) General. The parties agree that as of the Second Amended UltraDirect Services Schedule Effective Date, the UltraDirect Interface has been created and implemented between Pegasus and Customer. Customer shall:

(i)	diligently maintain the UltraDirect Interface in accordance with this Second Amended UltraDirect Services Schedule;

(ii)	be solely responsible for the creation of all necessary URL links from Customer's System to the Hotel Content Database and the Reservation Function; and

(iii)
except as expressly permitted under this Agreement, not permit the Hotel Content Database, the Reservation Function or the UltraDirect Interface to be copied, downloaded, hyperlinked or in any manner used or redistributed in whole or in part except as expressly permitted by this Agreement.

(b) Onward Distribution. Customer is generally prohibited from permitting any third party, other than end-user consumers who access Customer's System(s), access to or use of information contained in the Hotel Content Database, or use of other data transmitted through the UltraDirect Interface. However, Customer may permit Onward Distributors access to and use of information contained in the Hotel Content Database, and use and access to other data transmitted through the UltraDirect Interface, subject to Pegasus' right to prohibit such access and use by any Onward Distributor, provided that:

(i) prior to permitting such access and use by an Onward Distributor, Customer provides written notice to such Onward Distributor stating that (A) such data and the systems transmitting the same are the sole and exclusive property of Pegasus (which may be identified in Customer's written notice to Onward Distributors generically as a "third party service provider" or similar designation), its licensors and/or the lodging establishments whose information appears in the Hotel Content Database; and (B) no right, title or interest of any kind in such systems or data is granted by Pegasus to such Onward Distributor by virtue of its access to and use of such data-;

(ii) any access to or use of the information contained in the Hotel Content Database by any Onward Distributor (as permitted by Pegasus hereunder) shall not be subject to any additional Hotel Content license fee charged by Customer.;

(iii) upon the request of Pegasus, Customer will provide Pegasus confirmation as to whether a particular, named party is an Onward Distributor;

(iv) Customer, upon 30 days prior written notice from Pegasus, terminates such access and use by any Onward Distributor that (A) displays Offensive Content on any electronic system maintained and hosted by or on behalf of such Onward Distributor, (B) transmits Prohibited Requests or (C) violates the requirements set forth in paragraph 4(e) below; and

(v)     in consideration of Pegasus' agreement to permit Onward Distributors access to and use of data transmitted through the UltraDirect Interface, Customer hereby agrees to indemnify, defend and hold harmless Pegasus, its directors, officers, employees, agents, successors and assigns, from and against any and all liability and every loss, cost, damage, claim, cause of action and expense (including reasonable attorneys' fees) paid or incurred by any one or more of them directly or indirectly arising from or attributable to such access or use by any Onward Distributor or a user of any Onward Distributor.

(c)     Bursting; Look to Book Ratio.

(i) Methods to Reduce Ratio. Each party shall (i) confer with the other party in good faith regarding recommended methods for reducing the Look to Book Ratio; and (ii) use commercially reasonable efforts to implement those recommended methods that Pegasus and Customer agree in good faith are practicable. Pegasus shall continue to implement measures to improve system stability.

(ii) Excess Ratio. If the Look to Book Ratio exceeds (***):1 with respect to a calendar month then Pegasus shall not be obligated to transmit Customer Reservations Data during the calendar month immediately following such month to any central reservation system to which the operator of such system has requested that Customer Reservations Data not be transmitted, provided, however, that Pegasus promptly notifies Customer of such request. For the avoidance of doubt, Customer shall be entitled to pre-fetch up to 3 million shops per day, during off-hours, which shall not be included or counted in any Look to Book Ratio calculation.

(iii) Notwithstanding the foregoing, or anything to the contrary set forth in this Agreement, in the event that (i) Customer's Look to Book Ratio exceeds (***):1, and (ii) Pegasus reasonably concludes that Customer's Look to Book Ratio poses an imminent material threat to the Reservation Function by materially inhibiting, disrupting or otherwise causing performance degradation, of the Reservation Function or otherwise causing a performance degradation to any of Pegasus' facilities used to deliver the UltraDirect Services, Pegasus may immediately suspend its performance of the UltraDirect Services, solely to the extent necessary to reduce the imminent material threat and with such suspension of the UltraDirect Services to cease once the imminent material threat has been addressed.

4. Use of Content.

(a) Subject to the terms and conditions of this Agreement, Pegasus hereby grants to Customer a non-exclusive, worldwide license during the term of this UltraDirect Services Schedule to publicly display and transmit Hotel Content Database content to an end user for the purpose of generating Reservations Data to be transmitted through the Reservation Function.

(b) Subject to the terms and conditions of this Agreement, Pegasus hereby grants to Customer a non-exclusive, worldwide license during the term of this UltraDirect Services Schedule to distribute Hotel Content Database content to (i) its Affiliates, (ii) Onward Distributors in accordance with Section 3(b), and (iii) any other entity to which Pegasus consents in writing.

(c) Subject to the terms and conditions of this Agreement, Pegasus hereby grants to Customer a non-exclusive, worldwide license during the term of this UltraDirect Services Schedule to reproduce, edit, promote, and create derivative works of the content from the Hotel Content Database provided such activity and use is limited to Customer and Affiliates. Customer may combine such information and data with Customer's own content.

(d) Pegasus acknowledges and agrees that it will not obtain any right, title or interest in the
Reservations Data.

(e) Pegasus shall provide Customer with the Hotel Content Database content translated into language other than English where Pegasus has such translations available.

5. Offensive Content. Pegasus may immediately terminate the prov1s1on of UltraDirect Services to Customer for any period of time during which Customer's System, or any electronic system maintained and hosted by or on behalf of an Onward Distributor with access to and use of data transmitted through the UltraDirect Interface, displays any Offensive Content. Notwithstanding the foregoing, before Pegasus exercises its termination right set forth in the preceding sentence, Pegasus shall first afford Customer the opportunity to remove such Offensive Content within twenty-four (24) hours after receiving written notice from Pegasus.

6. Data Transmission. The transmission of data between Customer's System and the UltraDirect Interface shall occur by such means as are mutually agreed by Customer and Pegasus.

7.     Hotel Content Database Download.    Pegasus agrees to allow Customer, and Customer agrees to perform, a complete download to Customer's System of all property-descriptive information in the Hotel Content Database, such download to occur on a date mutually agreed by Customer and Pegasus, but not occur after the h day of each month. Pegasus agrees to allow, and Customer agrees to perform, on a daily basis thereafter one (1) download to Customer's System of any property-descriptive information in the Hotel Content Database that has been modified since the last download. Customer further agrees to make a good faith effort to make modified property-descriptive information accessible to accessors of Customer's System within two (2) business days of Customer's download of the same. Customer shall not permit information downloaded pursuant to this paragraph to be further downloaded to any third party system and shall not distribute such information to any third party in any tangible medium. Upon the earlier of the termination of this UltraDirect Services Schedule or such time as Customer ceases to perform downloads as provided above, Customer shall promptly delete from its systems all information downloaded pursuant to this paragraph which is not publicly available elsewhere and shall promptly destroy or return to Pegasus all physical copies of any such information. Upon Pegasus' request, Customer shall certify to Pegasus any such deletion, destruction and return within five business days of receipt of such request.

8.     Downtime.

(a) Downtime Service Level. Downtime during each calendar month as a percentage of all time during such calendar month will not exceed three-tenths percent (0.3%) ("Downtime Commitment"). Customer's sole and exclusive remedy if Downtime exceeds the Downtime Commitment is set out in Section4 of the Pricing Schedule.

(b) Downtime Measurement. The amount of Downtime during any period will be determined by reference to the results recorded by the Monitoring Application and agreed upon by Pegasus and Customer (agreement not to be unreasonably withheld by either party). Downtime end times will be demarked by written (email) notification by Pegasus to Customer.

(c) Loss of Negotiated Rate Functionality: For purposes of this subparagraph 8(c), Loss of negotiated rate functionality ("LONRF) is the amount of time during with the negotiated rate functionality is not available excluding any Downtime exclusions as defined in subparagraph 8d below.

If a LONRF event occurs, Pegasus will, as Customer's sole and exclusive remedy for such event, credit against the amounts due from Customer to Pegasus with respect to the next calendar month a fee calculated in accordance with the following formula:

[((#of minutes with loss of functionality) I(# of minutes in the month)) * (#of UltraDirect Net
Reservations)] * [$(***)]

For example, if the LONRF event is for one full hour and Customer processes 150,000 UltraDirect Net Reservations in the month when the LONRF event occurred, Pegasus would provide a credit to Customer of $(***).

(((60) I (44640)) * (150,000)) * ($(***)) = $(***)

(d) Downtime Exclusions. Downtime shall not include any time during which the Reservation
Function is not Available due to:

(i)	up to four (4) hours of Scheduled Downtime per calendar month

(ii)	acts or omissions of any party other than Pegasus or Pegasus' vendors and agents;

(iii)	hardware, software, networks, equipment or interfaces other than those provided or managed by Pegasus or Pegasus' vendors and agents;

(iv)	third-party service providers other than Pegasus' vendors and agents;

(v)	any other equipment, applications or components not directly managed or controlled by Pegasus or Pegasus' vendors and agents; or

(vi)	one or more of the causes listed in Section 7.2 of the Master Services Agreement.

(vii)
Pegasus will not pay for Downtime and loss of functionality at the same time - either or depending on the root cause analysis of the outage or loss of negotiated rate functionality as determined by both parties.

(e) Notice by Pegasus of Scheduled Downtime. Pegasus will give notice of Scheduled Downtime to Customer by e-mail or such other means as mutually agreed by Customer and Pegasus. In addition, Pegasus will give notice of CRS Scheduled downtime to Customer by e-mail or such other means as mutually agreed by Customer and Pegasus, to the extent Customer obtains written permission from such CRS for Pegasus to provide such notice. Such notice will be given by Pegasus to the individual designated by Customer for the receipt of such notices and will be given no less than five (5) calendar days prior to the commencement of the subject Scheduled Downtime provided Pegasus is informed prior to five (5) calendar days. Any such notice given by Pegasus will include the date and time of commencement of the subject Scheduled Downtime and an estimate of the duration of the subject Scheduled Downtime.

(f) Notice by Customer of Scheduled Outage. The parties acknowledge and agree that Pegasus could interpret the cessation of activity though the UltraDirect Interface from Customer's System as an Issue requiring action by Pegasus pursuant to paragraph 9 below. Consequently, Customer agrees to use commercially reasonable efforts to provide Pegasus prior notice, by e-mail or such other means as mutually agreed by Customer and Pegasus, of any plan by Customer to make Customer's System unavailable to transmit Reservations Data to, or to receive transmissions of Reservations Data from, the Reservation Function for any period of time. Any such notice given by Customer will include the date and time of commencement of the subject unavailability and an estimate of the duration of the subject unavailability.

(g) Event of Default. Nothing contained in paragraph 8(a) above shall be interpreted to limit the rights and remedies of Customer in the case of an Event of Default; as such term is defined in Section 7.0 of Master Services Agreement.

9.     Use of Pegasus Rate Cache. Customer shall not be required to hit the Pegasus Rate Cache for rate or availability information unless the parties so agree in writing.

10.     Issue Resolution.

(a) Severity Level Description. The following table sets forth the criteria by which Customer will determine the appropriate classification for each Issue identified by or reported to Pegasus:

Severity Level	Description
1 Emergency	Reservation Function not Available (other than during Scheduled Downtime); or severe impact to Customer business operations; or potential for significant Customer loss of revenue
2 High	Significant impact to Customer business operations; or significant impact to Customer's use of the Reservation Function and absence of a work-around
3 Medium	Significant impact to Customer's use of the Reservation Function but a work- around exists
4 Low	Any Issue that is not appropriately classified as Severity 1, 2 or 3

(b) Issue Resolution Procedures. The following table sets forth (i) the time periods within which Pegasus will communicate with Customer (by telephone or electronic means) with respect to each Issue reported to Pegasus; and (ii) Pegasus' commitments to resolve. or mitigate the effects of, such Issue:

Severity Level	Communication	Resolution or Mitigation
1 Emergency	Pegasus will contact Customer within thirty (30) minutes of receiving the initial report of the Issue, and will update Customer every thirty (30) minutes thereafter until the Issue is resolved.
Pegasus commits to resolve the Issue or implement a work-around for the Issue that effectively mitigates the effects of the Issue within two (2) hours of Pegasus' receipt of the initial report of such Issue.

Within 48 hours of resolution, Pegasus will deliver to Customer a written analysis detailing the causes of the Issue.

2 High	Pegasus will contact Customer within sixty (60) minutes of receiving the initial report of the Issue, and will update Customer every sixty (60) minutes until the Issue is resolved.
Pegasus commits to resolve the Issue or implement a work-around for the Issue that effectively mitigates the effects of the Issue within six (6) hours of Pegasus' receipt of the initial report of such Issue.

Within 48 hours of resolution, Pegasus will deliver to Customer a written analysis detailing the causes of the Issue.

3 Medium
Pegasus will contact Customer: (i) on the same business day if the initial report is received during normal business hours and Pegasus is able to respond on the same business day or (ii) the next business day of receiving the initial report of the Issue if Pegasus is unable to resolve on the same business day. Pegasus will update Customer daily thereafter until the Issue is resolved.

Pegasus commits to resolve the Issue or implement a work-around for the Issue that effectively mitigates the effects of the Issue within 48 hours of Pegasus' receipt of the initial report of such Issue.

4 Low	Pegasus will contact Customer within three (3) business days of receiving the initial report of the Issue.	Pegasus will resolve the Issue or implement a work-around for the Issue that effectively mitigates the effects of the Issue within 48 hours of Pegasus' receipt of the initial report of such issue.

(c) Conditions to Pegasus' Obligations. Pegasus' performance of the obligations set forth in the preceding subparagraph 9(b) with respect to an Issue are conditioned upon (i) Customer taking such reasonable actions within its control as are required to resolve or mitigate the Issue, as applicable; (ii) with respect to a Severity Level 1 Issue, Customer committing personnel and corporate resources as reasonably necessary and without regard to normal business hours to assist Pegasus so that Pegasus can promptly research and resolve the Issue; and (iii) with respect to a Severity Level 2 or a Severity Level 3 Issue, Customer committing personnel and corporate resources as reasonably necessary during normal business hours to assist Pegasus so that Pegasus can promptly research and resolve or mitigate the Issue, as applicable

11.    Time Period Targets.

(a) Implementation. Pegasus and Customer will each use commercially reasonable efforts to implement the UltraDirect Services for any Affiliates of Customer that wish to receive the Services hereunder within ninety (90) business days of the Second Amended UltraDirect Services Schedule Effective Date, subject to the provisions of the governing plan and schedule of implementation and to the performance of all necessary actions by any third party.

(b)
Professional Services. Pegasus will use commercially reasonable efforts to provide to Customer, within ten (10) business days of Customer's request for services to be performed by Pegasus' Professional Services group, an estimated schedule for, and the estimated total cost of, the requested services.

12. Term. This UltraDirect Services Schedule shall be effective as of the Second Amended UltraDirect Services Schedule Effective Date and shall continue in effect for an initial term of two (2) years from such date unless terminated earlier as provided in the Agreement. The term of this Second Amended UltraDirect Services Schedule shall thereafter automatically renew for additional, successive 180 (180) day terms unless either party provides written notice to the other party of its intent to terminate this Second Amended UltraDirect Services Schedule at least ninety (90) days prior to the expiration of the then-current term.

PEGASUS SOLUTIONS, INC.		ORBITZ WORLDWIDE, LLC

By:	/s/ Chris Wichers	By:	/s/ Peggy Bianco
Name:	Chris Wichers	Name:	Peggy Bianco
Title:	Chief Sales Officer	Title:	GVP, Global Hotel Services
Date:	July 26, 2012	Date:	30 July 2012